Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-155736 on Form S-8 and Registration Statement No. 333-162205 on Form S-8 of Beacon Federal Bancorp, Inc. of our report dated March 30, 2012 related to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Beacon Federal Bancorp, Inc., for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

New York, New York
March 30, 2012